UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 6, 2006

Date of Report (Date of earliest event reported)

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza Drive

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 6, 2006, Harte-Hanks, Inc. entered into a term loan facility in (the “Term Loan Facility”) with Wells Fargo Bank, National Association, as Administrative Agent (the “Agent”) that provides for an initial commitment to loan Harte-Hanks, Inc. up to $50 million. Subject to the receipt of additional commitments from lenders, the Term Loan Agreement for this facility provides that the lending commitment may increase through one or more commitment increases to an amount not to exceed $250 million. If the initial commitment increase has not occurred on or before October 31, 2006, the lending commitment under the Term Loan Facility will terminate, and any borrowings under the Term Loan Facility will mature on December 5, 2006 (an “Early Maturity”). If the initial commitment increase is made, Harte-Hanks may draw on the amounts available under the Term Loan Facility at anytime until September 6, 2007 (the “Drawdown Period”). The Term Loan facility matures on September 6, 2011, unless there is an Early Maturity as described above. Harte-Hanks intends to utilize the proceeds under the Term Loan Facility to repurchase stock, pay fees and expenses incurred in connection with establishing the Term Loan Facility, and provide for Harte-Hanks’ general corporate purposes. The Term Loan Agreement will not replace, and is in addition to, the Five-year $125 million revolving credit facility which Harte-Hanks entered into on August 12, 2005 with JPMorgan Chase Bank, N.A., as administrative agent.

For each borrowing under the Term Loan Facility, Harte-Hanks can generally choose to have the interest rate for that borrowing calculated based on either:

•	a floating LIBO rate plus a spread which is determined based on Harte-Hanks’ total debt-to-EBITDA (as defined in the Term Loan Agreement) ratio then in effect, which spread ranges from .315% to .6% per annum (this floating rate is only available for borrowings made prior to the initial increase of the lending commitment under the Term Loan Facility);

•	the LIBO rate for the applicable interest period, multiplied by the statutory reserve rate for such interest period, plus a spread which is determined based on Harte-Hanks’ total debt-to-EBITDA ratio then in effect, which spread ranges from .315% to .6% per annum; or

•	the higher of, the Agent’s prime rate in effect on such date, or the Federal Funds rate in effect on such date plus .50% per annum.

There is a facility fee that Harte-Hanks is also required to pay under the Term Loan Facility that is based on a facility fee rate. During the Drawdown period, the facility rate is applied to the total commitment amount under the Term Loan Facility, regardless of how much of that commitment Harte-Hanks has actually drawn upon. After the Drawdown period, the facility rate is applied to the outstanding principal balance owed under the Term Loan Facility. The facility fee rate ranges from .085% to .15% per annum, depending on Harte-Hanks’ total debt-to-EBITDA ratio then in effect. Harte-Hanks may elect to prepay the Term Loan Facility at any time, subject to breakage costs. Once an amount has been prepaid, it may not be reborrowed.

Under the Term Loan Facility, Harte-Hanks is required to maintain an interest coverage ratio of not less than 2.75 to 1 and a total debt-to-EBITDA ratio of not more than 3.0 to 1. The Term Loan Facility also contains covenants restricting Harte-Hanks’ and its subsidiaries’ ability to:

•	grant liens;

•	enter into certain merger or liquidation transactions:

•	enter into certain sale and leaseback transactions;

•	enter into certain transactions with affiliates; and

•	allow the total amount of indebtedness of Harte-Hanks’ subsidiaries to exceed $20.0 million.

The Term Loan Facility also includes customary covenants regarding reporting obligations, delivery of notices regarding certain events, maintaining Harte-Hanks’ corporate existence, payment of obligations, maintenance of Harte-Hanks’ properties and insurance thereon at customary levels with financially sound and reputable insurance companies, maintaining books and records and compliance with applicable laws.

The Term Loan Facility provides for customary events of default including nonpayment of principal or interest, breach of representations and warranties, violations of covenants, failure to pay certain other indebtedness, bankruptcy and material judgments and liabilities, certain violations of environmental laws or ERISA or the occurrence of a change of control.

The above description of the material terms of the Term Loan Facility is not a complete statement of the parties’ rights and obligations with respect to such transactions. The above statements are qualified in their entirety by reference to the Term Loan Agreement executed in connection with the Term Loan Facility, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above for a description of a Term Loan Agreement between Harte-Hanks and the other parties thereto.

Item 9.01	Final Statements and Exhibits

(c)	Exhibits

10.1	Term Loan Agreement dated as of September 6, 2006 between Harte-Hanks, Inc., the Lenders Party Thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Sole Lead Arranger and Sole Book Runner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc. Dated: September 6, 2006

By:	/s/ Dean H. Blythe
Senior Vice President and Chief Financial Officer

Exhibit No.	Description
10.1	Term Loan Agreement dated as of September 6, 2006 between Harte-Hanks, Inc., the Lenders Party Thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Sole Lead Arranger and Sole Book Runner.